HAWAIIAN HOLDINGS, INC.
OUTSIDE DIRECTOR COMPENSATION POLICY
Revised to be effective on May 17, 2016
Hawaiian Holdings, Inc. (the “Company”) believes that granting equity and cash compensation to members of its Board of Directors (the “Board,” and members of the Board, “Directors”) is a powerful tool to attract, retain and reward Directors who are not employees of the Company (“Outside Directors”). This Outside Director Compensation Policy (the “Policy”) formalizes the Company’s policy regarding grants of equity and cash compensation to its Outside Directors.
Unless otherwise defined in this Policy, capitalized terms used in this Policy will have the meaning given such term in the Company’s 2015 Stock Incentive Plan (the “Plan”). Each Outside Director will be solely responsible for any tax obligations incurred by such Outside Director because of the equity and cash payments such Outside Director receives under this Policy.
CASH COMPENSATION
Annual Cash Retainer
Each Outside Director will be paid an annual cash retainer of $60,000. The Chairman of the Board will be paid an additional cash retainer of $25,000. In addition, each Outside Director will be paid $1,500 for each Board meeting attended over 8 meetings ($750 if such excess meeting is by telephone). Cash compensation will be paid quarterly in arrears on a pro-rata basis.
Audit Committee
Annual compensation for Audit Committee members is:
Chairman of Committee:    $    24,000    Cash Annual Retainer
Committee Members    $    12,000    Cash Annual Retainer
There are no per meeting attendance fees for attending Audit Committee meetings. Cash amounts will be paid quarterly in arrears on a pro-rata basis.
Compensation Committee
Annual compensation for the Compensation Committee is:
Chairman of Committee:    $    13,000    Cash Annual Retainer
Committee Members    $    8,000    Cash Annual Retainer
There are no per meeting attendance fees for attending Compensation Committee meetings. Cash amounts will be paid quarterly in arrears on a pro-rata basis.
Governance and Nominating Committee
Compensation for the Governance and Nominating Committee is:
Chairman of Committee:    $    10,000    Cash Annual Retainer

Committee Members:    $    7,000    Cash Annual Retainer
There are no per meeting attendance fees for attending Governance and Nominating Committee meetings. Cash amounts will be paid quarterly in arrears on a pro-rata basis.
All cash compensation for an Outside Director who was not a Director on the date of the prior Annual Meeting will be prorated to reflect the portion of the year during which such Outside Director served.
EQUITY COMPENSATION
Outside Directors will be eligible to receive all types of Awards (except ISOs) under the Plan, including discretionary Awards not covered under this Policy. All grants of Awards to Outside Directors under this Policy will be automatic and nondiscretionary, except as otherwise provided, and will be made under the following provisions:
(a)Annual Awards. On the date of each annual meeting of stockholders (“Annual Meeting”) each Outside Director automatically will be granted Restricted Stock Units in a number equal to $80,000 divided by the Average Price (as defined below) with the number of Shares determined rounded to the nearest whole Share (an “Annual Award”); provided, however, that an Annual Award may not exceed any limitations set forth in the Plan.
(b)New Director Award. On the effective date of his or her appointment to the Board, each Outside Director who was not a Director on the date of the prior Annual Meeting automatically will be granted Restricted Stock Units in a number equal to the Annual Award granted at the prior Annual Meeting multiplied by a fraction with a numerator equal to 365 minus the number of days completed since the prior Annual Meeting and a denominator equal to 365, with the number of Shares determined rounded to the nearest whole Share (a “New Director Award”). A New Director Award may not exceed any limitations set forth in the Plan. For purposes of clarity, if an Outside Director is appointed to the Board at the Annual Meeting, such Outside Director will receive an Annual Award, and will not also receive a New Director Award.
(c)Average Price. For this Policy, “Average Price” means the trailing volume weighted average price of the Company’s Stock over the 30 consecutive trading days ending on the trading day prior to the date of grant, with the number of Shares determined rounded down to the nearest whole Share.
(d)Terms

(i)	Vesting Schedule. Subject to Section (ii), the following terms will apply:

1.
Annual Award. Each Annual Award will vest 100% on the day prior to the following year’s Annual Meeting, provided that the Outside Director continues to serve as a Service Provider through the vesting date.

2.
New Director Award. Each New Director Award will vest 100% on the day prior to the Annual Meeting to occur after its grant, provided that the Outside Director continues to serve as a Service Provider through the vesting date.

(ii)
In the event of a Change in Control, each Outside Director will fully vest in Awards of Restricted Stock Units and any stock options previously granted for service as an Outside Director (“Options”) and will have the right to exercise any Options as to all of the Shares underlying Options, including those Shares which would not otherwise be vested or exercisable.

TRAVEL
Each Outside Director’s reasonable, customary and documented expenses will be reimbursed by the Company under the Board of Directors Business Travel and Expense Policy.
Each Director, and (a) his or her spouse, travel companion, or domestic partner, (b) his or her children through age 26, and (c) his or her parents ((a) through (c) collectively, “Travel Eligible Family Members”) are entitled to unlimited, free travel privileges on the Company’s non-chartered flights. Directors are also reimbursed for the taxes imposed on the first $30,000 of incremental cost on non-standby travel on the Company’s flights.
Following retirement from the Board after age 40 with at least 10 years of service as a Director, or after age 55 with at least five years of service as a Director, former Directors and their Travel Eligible Family Members will be eligible for unlimited, free travel on Company flights. The former Director will be responsible for all taxes on this benefit.
REVISIONS
The Compensation Committee in its discretion may revise this Policy.